EXHIBIT 99.1

Tuesday, August 13, 2019

Contact:	Jason Long CFO and Secretary C&F Financial Corporation
(804) 843-2360

C&F Financial Corporation Announces Acquisition of Peoples Bankshares, Incorporated

TOANO, VA and MONTROSS, VA,  August 13, 2019 – C&F Financial Corporation (Nasdaq: CFFI) (“C&F”) today announced the agreement to acquire Peoples Bankshares, Incorporated (OTC Pink: PBVA) and its subsidiary Peoples Community Bank (collectively “Peoples”) for stock and cash valued at approximately $21.4 million.   C&F, parent of Citizens and Farmers Bank, will enter the counties of Westmoreland, King George, Richmond and Stafford via the merger. At June 30, 2019, Peoples had $194 million in total assets.

Founded in 1913, Peoples serves the Northern Neck, Middle Peninsula and the cities of Fredericksburg and Richmond, Virginia. The company serves individuals and small businesses in these communities.

Thomas F. (Tom) Cherry, President & Chief Executive Officer of C&F, remarked, “Both of our banks have a similar background of dedication to their customers, employees and communities. This is an exciting opportunity for two community-focused banks to come together and we are thrilled for our future together as we continue to serve our markets.”

Robert (Bob) Bailey, President, Chief Executive Officer & Director of Peoples,  stated, “All of us here at Peoples are enthusiastic about the partnership with C&F and the future with our combined company. Coming together with C&F will give Peoples’  customers a more robust set of offerings while still maintaining the personal relationships that we enjoy.”

Mr. Cherry furthered, “This partnership is a strong step for our company. The addition of Peoples to our recently announced plans to open three new financial centers in Charlottesville, Richmond and Williamsburg creates a better opportunity to service our customers.”

Based upon financial data as of June 30, 2019, the combined company will have $1.8 billion in assets and 30 offices across central and eastern Virginia.

The merger is structured such that each Peoples shareholder will receive the combination of 0.5366 shares of C&F common stock and $27.00 in cash per share. As of August 13th, 2019, the combined stock and cash consideration implied a valuation of $54.79 per share, which represents  136% of Peoples’ tangible book value per share as of June 30, 2019.   After full realization of cost savings,  C&F expects to achieve earnings per share accretion of nearly 10% and an internal rate of return of over 20%.

The merger agreement has been unanimously approved by each of the boards of directors of C&F and Peoples. Completion of the merger is subject to customary closing conditions, including receipt of required regulatory approvals and approval by the shareholders of Peoples. The transaction is expected to close in early 2020.

Following the merger, Tom Cherry will remain the President & Chief Executive Officer of C&F Financial Corporation and C&F Bank.  Bob Bailey will join C&F as Senior Banking Officer for the Northern Neck region of Virginia.

Keefe, Bruyette & Woods, Inc. served as financial advisor and Williams Mullen served as legal counsel to C&F Financial Corporation. Sandler O’Neill & Partners served as financial advisor and Troutman Sanders LLP served as legal counsel to  Peoples Bankshares, Incorporated.

About C&F Financial Corporation
C&F Financial Corporation, headquartered in West Point,  Virginia is a financial holding company which owns Citizens and Farmers Bank.  C&F operates 25 retail branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor. As of June 30, 2019,  C&F had $1.6 billion in total assets, $1.2 billion in deposits, and $1.2 billion in gross loans. For additional information, locations, and hours of operation, please visit www.cffc.com.

About Peoples Bankshares, Incorporated
As of June 30, 2019, Peoples had $194 million in total assets, $172 million in deposits, and $148 million in gross loans. For additional information on Peoples Bankshares, Incorporated and Peoples Community Bank, please visit www.peoplescommunitybank.biz.

Important Information for Investors and Peoples Shareholders:

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of C&F or a solicitation of any vote or approval.  C&F will file a registration statement on Form S-4 and other documents regarding the proposed transaction with the Securities and Exchange Commission (“SEC”) to register the shares of C&F’s common stock to be issued to the shareholders of Peoples. The registration statement will include a proxy statement/prospectus, which will be sent to the shareholders of Peoples in advance of its special meeting of shareholders that will be held to consider the proposed transaction.  Before making any voting or investment decision investors and security holders are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they contain important information about C&F,  Peoples and the proposed transaction. Shareholders are also urged to carefully review C&F’s public filings with the SEC, including, but not limited to, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements. Investors and security holders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These documents may also be obtained, without charge, from C&F at www.cffc.com under the tab “Investor Relations” or by directing a request to C&F Financial Corporation,  3600 La Grange Parkway, Toano, Virginia 23168, Attn.: Investor Relations. The information on C&F’s website is not, and shall not be deemed to be, a part of this press release or incorporated into other filings C&F makes with the SEC.

C&F, Peoples and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Peoples in connection with the proposed transaction. Information about the directors and executive officers of C&F and their ownership of C&F’s common stock is set forth in C&F’s proxy statement in connection with its annual meeting of shareholders, as previously filed with the SEC on March 8, 2019. Information about the directors and executive officers of Peoples and their ownership of Peoples’ common stock may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information regarding the interests of these participants and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

Safe Harbor Statement:

Statements made in this press release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of C&F and Peoples, include statements as to the anticipated benefits of the proposed transaction, including future financial and operating results, cost savings and enhanced revenues that may be realized from the proposed transaction as well as other statements of expectations regarding the proposed transaction and any other statements regarding future results or expectations.  The companies' respective abilities to predict results, or the actual effect of future plans or strategies, are inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of C&F and Peoples and their respective subsidiaries include, but are not limited to the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the transaction; the ability to complete the proposed transaction as expected and within the expected time frame; disruptions to customer and employee relationships and business operations caused by the proposed transaction; the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the proposed transaction within the expected time frame, or at all; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; and the other factors detailed in C&F's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2018. As a result, actual results may differ materially from the forward-looking statements in this press release.

These factors are not necessarily all of the factors that could cause C&F’s, Peoples’ or the combined company’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other unknown or unpredictable factors also could harm C&F’s, Peoples’ or the combined company’s results.

All forward-looking statements attributable to C&F,  Peoples or the combined company, or persons acting on C&F’s or Peoples’ behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and C&F and Peoples do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If C&F or Peoples updates one or more forward-looking statements, no inference should be drawn that C&F or Peoples will make additional updates with respect to those or other forward-looking statements.